BUSINESS ADVISORY AGREEMENT

This Agreement is made and entered into by an between

Ceous Limited,	Company Number 4209818,

NZ Business Number 9429030386463

Zeecol Limited,	Company Number 3545231,

NZ Business Number 9429030952188

(the “Company”) located at 57A Nayland Street, Christchurch 8081 Sumner, New

Zealand and

Russell Pearl Covarrubia dba Covorrubia & Company (the “Business Advisor”), located at 16242 Pike Street B1, Laurelville, OH 43135.

WHEREAS, The Company has engaged the Business Advisor to act as a business consultant and advisor in connection with the Company’s business matters;

WHEREAS, The Business Advisor has experience in providing business consulting and advisory services to corporations, partnerships and other business organizations;

WHEREAS, the Company is seeking and the Business Advisor is willing to furnish business consulting and advisory services to the Company on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of, and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. PURPOSE. The company hereby engages the Business Advisor on a non-exclusive basis for the term specified in this Agreement to render business consulting and advisory services upon the terms and conditions set forth herein.

2. REPRESENTATIONS OF THE BUSINESS ADVISOR AND THE COMPANY. The Business Advisor represents and warrants to the Company that it is free to enter into this Agreement and the business consulting and advisory service to be provided pursuant to this Agreement are not in conflict with any other contractual or other obligation to which the Business Advisor is bound. The Company acknowledges that the Business Advisor is in the business of providing business consulting and advisory services to others and that nothing herein contained shall be construed to limit or restrict the Business Advisor in conducting such business with respect to others, or rendering such services to others.

3. DUTIES OF THE BUSINESS ADVISOR. During the term of this Agreement, the Business Advisor will provide the Company with business consulting and advisory services as specified below at the request of the Company from time to time, provided that the Business Advisor shall not be required to undertake duties not reasonably within the scope of the services in which the Business Advisor is engaged generally. In performance of these duties, the Business Advisor shall provide the Company with the benefits of its best judgment and efforts. It is understood and acknowledged by the parties that the amount of time spent rendering such business consulting and advisory services shall be determined according to the Business Advisor’s and the Company’s mutually convenient schedule.

The Business Advisor’s business consulting and advisory services shall include but are not limited to:

1) Corporate structuring advice;

2) Financial planning, development and operations advice; including,

a) Developing an effective marketing strategy to raise capital,

b) Modify the approved business plan to share with prospective investors,

c) Improve descriptive information regarding the Company, including

i) Tear sheet (one/two page flyer),

ii) Booklet (more extensive document to include

country and/or industry highlights) and

iii) Pitch Book (information layout)

d) Confirm the financial valuation of the Company, based on

i) the business plan,

ii) financial forecasts based on the Discounted Cash Flows Method.

iii) Market based approaches

3) General business planning, development and operations; including,

i) Advice on strategic issues related to the proposed transaction,

ii) Structure and valuation of the company during the transaction,

iii) Creation of an approved offering document whose nature shall depend on the financing structured agreed to,

iv) examples; Private Placement Memorandum is required for a Reg D offering. An S1 must be filed for going-public., a Reg A+ is required for a reverse merger.

and

4) Mergers and acquisitions, and other business combinations, including specifically;

a) Identify an OTC company to acquire. (10 days from start)

b) Perform a reverse merger or a form 10 resignation (30 to 60 days)

c) S1 registration (following advise from Company attorney)

d) Introduce company to financiers and investment banks (from day 1).

e) Negotiate terms for finance that are agreeable to the Company,

f) Raise target goal of ten million USD (120 to 160 days).

g) Continue as appropriate to raise an additional monies.

4. TERM. The term of this Agreement shall be for a period of up to five (5) months commencing on the execution of this Agreement.

5. FEE. In consideration of the business consulting and advisory services to be rendered pursuant to this Agreement, the Company agrees to pay the Business Advisor a twenty-five thousand dollars (USD$25,000) advance fee at the beginning of the term of the agreement. This USD$25,000 shall take the form of;

a) 2008 BMW M3 E92 Coupe White VIN# ______________________ valued at USD$20,000.00

b) A one time payment of USD$5,000.00 due in month one.

The Company has the right to renew the terms of this agreement in month five by paying an additional USD$5,000 per added month on a month to month basis.

The Business Advisor shall also be issued 3% of the stock under the same terms and conditions as the shares of common stock issued pursuant to any of the company’s placements provided by the Business Advisor. The Company agrees to provide the Business Advisor with piggy-back registration rights related to these shares of common stock received, such that the Company agrees to include these shares of common stock in any secondary registration of securities of the Company subsequent to the Company’s proposed offering of securities.

6. EXPENSES. The Business Advisory fees payable hereunder by the Company shall not include out-of-pocket expense incurred by the Business Advisor, who is personally responsible, for any and all reasonable out-of-pocket expense incurred in connection with the services performed by the Business Advisor and its legal counsel pursuant to this Agreement, including (I) reasonable hotel, meals and associated expenses; (ii) reasonable charges for travel; (iii) reasonable long-distance telephone calls; and (iv) other reasonable expenses spent or incurred on the Company’s behalf.

7. INTRODUCTION OF CLIENTS, PARTNERS, ORIGINATION OF LINE OF CREDIT AND SIMILAR TRANSACTIONS. In the event the Business Advisor originates, directly or indirectly, a line of credit, or other financial instrument or arrangement, with a lender or a corporate partner, the Company agrees to pay a fee of five percent (5%) of the total amount of the line of credit, financial instrument or financial arrangement. In the event the Business Advisor introduces directly or indirectly the Company to a joint venture partner or client and sales develop as a result of the introduction, the Company agrees to pay a fee of five percent (5%) of total sales generated directly from this introduction during the first three years following the date of the first sale. Total sales shall mean cost receipts less any applicable refunds, returns, allowances, credits and shipping charges and monies paid by the Company by way of settlement or judgment arising out of claims made by or threatened against the Company. Payments shall be paid on the 15th day of each month following the receipt of customers’s payments. In the event of any adjustments are made to the total sales after the commission has been paid, the Company shall be entitled to an appropriate refund or credit again future payments under this Agreement.

All fees to be paid pursuant to this paragraph, except as otherwise specified, are due and payable to the Business Advisor in good funds at the closing or closings of any transaction specified in this paragraph. In the event that this Agreement shall not be renewed or terminated for any reason, notwithstanding any such non-renewal or termination, the Business Advisor shall be entitled to a full fee as provided under this paragraph for any transaction for which the discussions were initiated during the term of this Agreement and which is consummated within a period of twelve months after non-renewal or termination of this Agreement. Nothing herein shall impose any obligation on the part of the Company to enter into any transaction or to use any services of the Business Advisor offered pursuant to this paragraph or this Agreement.

8. MERGERS, ACQUISITIONS, AND OTHER COMBINATIONS. The Business Advisor may act as a non-exclusive business advisor for the Company in various transactions in which the Company may be involved, including but not limited to, mergers, acquisitions, business combinations, joint ventures, debt or equity placements or other corporate transactions. The Company hereby agrees that in the event that the Business Advisor shall first introduce to the Company another party or entity, and that as a result of such introduction, a transaction between such entity and the Company is consummated (“Consummated Transaction”), then the Company shall pay to the Business Advisor a fee as follows:

a. Five Percent (5%) of the first $1,000,000 of the consideration paid in such transaction;

b. Four percent (4%) of the consideration in excess of $1,000,000 and up to $2,000,000;

c. Three percent (3%) of the consideration in excess of $2,000,000 and up to $3,000,000;

d. Two percent (2%) of any consideration in excess of $3,000,000 and up to $4,000,000;

e. One percent (1%) of any consideration in excess of $4,000,000.

The fee due Business Advisor shall be paid by the Company in good funds and/or securities at the closing of the Consummated Transaction as mutually agreed between the Company and the Business Advisor without regard to whether the Consummated Transaction involves payments in cash, in stock or in a combination of stock and cash, or is made on an instalment sale basis.

By way of example, if the Consummated Transaction involves securities of the acquiring entity (whether securities of the Company, if the Company is the acquiring party, or securities of another entity, if the Company is selling party) having a value of $5,000,000 the consideration to be paid by the Company to the Business Advisor at closing shall be $150,000.

In the event that for any reason the Company shall fail to pay the Business Advisor all or any portion of the fee payable hereunder when due, interest shall accrue and be payable on the unpaid balance due hereunder from the date when first due through and including that date when actually collected by the Business Advisor, at a rate equal to two (2) points over the prime rate of Citibank, N.A. in New York, New York, computed on a daily basis and adjusted as announced from time to time.

Notwithstanding anything herein to the contrary, if the Company shall, within 180 days immediately following the termination of the Agreement, conclude a Consummated Transaction with any party introduced by the Business Advisor to the Company prior to the termination of the Agreement, the Company shall also pay the Business Advisor the fee determined above.

The Company represents and warrants to the Business Advisor that the engagement of the Business Advisor hereunder has been duly authorised and approved by the board of directors of the Company and this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.

9. USE OF BUSINESS ADVICE BY THE COMPANY. The company acknowledges that all opinions and advice (written or oral) given by the Business Advisor to the Company in connection with the engagement of the Business Advisor are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of the Business Advisor to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, not may the Company make any public references to the Business Advisor, or use of the Business Advisor’s name in any annual reports or any other reports or releases of the Company without the prior written consent of the Business Advisor.

The Company acknowledges that the Business Advisor makes no representations whatsoever as to making a market in the Company’s securities or to recommending or advising its clients, or any other persons, to purchase the Company’s securities. Research reports or corporate business reports that may be prepared by the Business Advisor will, when and if prepared, be done solely on the merits or judgment and analysis of the Business Advisor or any senior personnel of the Business Advisor.

10. COMPANY INFORMATION; CONFIDENTIALITY. The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, the Business Advisor will use and rely on data, material and other information furnished to the Business Advisor by the Company. The Company acknowledges and agrees that in performing its services under this engagement, the Business Advisor may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same. In addition, in the performance its services, the Business Advisor may look to such others for such factual information, economic advice and/or research upon which to base its advice to the Company hereunder as the Business Advisor shall in good faith deem appropriate.

Except as contemplated by the terms hereof or as required by applicable law, the Business Advisor shall keep confidential all no-public information provided to it by the company, and shall not disclose such information to any third party without the Company’s prior consent, other than such of its employees and advisors as the Business Advisor determines to have a need to know.

11. INDEMNIFICATION. The Company shall indemnify and hold harmless the Business advisor against any and all liabilities, claims, lawsuits, including any and all awards and/or judgments to which it may become subject under the Securities Act of 1933, (the “Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”) or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including costs, expenses, awards and/or judgements) arise out of or are in connection with the services rendered by the Business Advisor or any transactions in connection with this Agreement, except for any liabilities, claims, lawsuits (including awards and/or judgements), arising out of willful misconduct or willful omissions of the Business Advisor. In addition, the Company shall also indemnify and hold harmless the Business Advisor against any and all reasonable costs and expenses, including reasonable legal counsel fees and expenses, incurred relating to the foregoing.

The Business Advisor shall give the Company prompt notice of any such liability, claim or lawsuit which the Business Advisor contends is the subject matter of the Company’s indemnification and the Company thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim or lawsuit, excepting therefrom any and all proceedings or hearings before any regulatory bodies and/or authorities.

The Business Advisor shall indemnify and hold the Company harmless against any and all liabilities, claims and lawsuits, including any and all awards and/or judgments to which it may become subject under the Act, the 1934 Act or any other federal or state statute, at common law or otherwise, insofar said liabilities, claims and lawsuits (including costs, expenses, awards and/or judgements) arise out of or are based upon willful misconduct or willful omissions of the Business Advisor. In addition, the Business Advisor shall also indemnify and hold the Company harmless against any and all reasonable costs and expenses, including reasonable legal counsel fees and expenses, incurred relating to the foregoing.

The Company shall give the Business Advisor prompt notice of such liability, claim or lawsuit which the Company contends is the subject matter of the Business Advisor’s indemnification and the Business Advisor thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim or lawsuit, including the right to settle, compromise or dispose of such liability, claim or lawsuit, excepting therefrom any and all proceedings or hearings before any regulatory bodies and/or authorities.

12. THE BUSINESS ADVISOR AS AN INDEPENDENT CONTRACTOR. The Business Advisor shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that the Business Advisor shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

13. ENTIRE AGREEMENT. This Agreement between the Company and the Business Advisor constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

14. MISCELLANEOUS.

(a) Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent by facsimile and postage prepaid by certified or registered mail, return-receipt-requested, to the respective parties herein or to such other address as either party may notify the other in writing.

(b) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representative and assigns.

(c) This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

(d) No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

(e) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. The parties agree that any action brought by any party against another party in connection with any rights or obligations arising out of this Agreement shall be instituted in a proper federal or state court of competent jurisdiction with jurisdiction only in the State of Ohio. A party to this Agreement named as a defendant in any action brought in connection with this Agreement in any court outside of the State of Ohio shall have the right to have the case dismissed, requiring the other party to refile such action in a proper court in the State of Ohio.

(f) This Agreement has been duly authorised, executed and delivered by and on behalf of the Company and the Business Advisor.

IN WITNESS WHEREOF, the parties hereto, upon proper authority, have caused this Agreement to be duly executed, on the 13th day of April, 2016.

Coeus Limited & Zeecol Limited

By:	/s/ William H. Mook, Jr.

William H. Mook, Jr.
Chairman of the Board and
Chief Executive Officer

RUSSELL P. COVARRUBIA dba COVARRUBIA & COMPANY

By:	/s/ Russell Covarrubia

Russell Covarrubia
President and Chief
Executive Officer